Exhibit 4.1

SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this "Agreement") is dated as of September 17, 2015, by and between SFX Entertainment, Inc., a Delaware corporation (the "Company"), and Sillerman Investment Company III LLC, a Delaware limited liability company (the "Subscriber").
WHEREAS, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe for and purchase from the Company, an aggregate of 300 shares (the "Sale Shares") of Series A Preferred Stock of the Company, par value $0.001 per share ("Series A Preferred Stock"), having the terms set forth in the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock of the Company, dated as of September 17, 2015 (the "Certificate of Designations"), a copy of which is attached hereto as Annex A.
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

 SUBSCRIPTION; CLOSING; DELIVERIES
1.1.            Initial Closing.  The purchase and sale of the Sale Shares shall take place at one or more closings (each of which is referred to in this Agreement as a "Closing").  The initial Closing (the "Initial Closing") of the transactions contemplated by this Agreement shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, at One New York Plaza, New York, New York 10004 on the date hereof simultaneously with the execution and delivery of this Agreement by all parties hereto (such date, the "Closing Date").  Subject to the terms and conditions hereof, at the Initial Closing, the Subscriber shall subscribe for and purchase from the Company 150 Sale Shares for an initial subscription price of $15,000,000 (the "Initial Subscription Price"), and the Company shall issue and sell such Sale Shares to the Subscriber at the Initial Subscription Price.
1.2.            Subsequent Closings.  Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Subscriber at six (6) subsequent Closings (each, a "Subsequent Closing") over the thirty (30) day period following the Initial Closing 25 Sale Shares for a subscription price of $2,500,000 at each such Subsequent Closing (each such amount, a "Subsequent Subscription Price"), with the first Subsequent Closing to be held five (5) days following the Initial Closing, and the Subsequent Closings to be held every fifth (5th) day thereafter (and if any such fifth (5th) day is not a Business Day, such Subsequent Closing shall be held on the immediately following Business Day).  "Business Day" means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.
1.3.            Closing Deliveries.
(a)            At the Initial Closing, the Company shall deliver to the Subscriber:
(1)               evidence that the Certificate of Designations has been duly filed with the Secretary of State of the State of Delaware and is in full force and effect; and
(2)              a certificate or certificates evidencing the Sale Shares being purchased at the Initial Closing.
(b)            At each Subsequent Closing, the Company shall deliver to the Subscriber a certificate or certificates evidencing the Sale Shares being purchased at such Subsequent Closing.
(c)            At each Closing, the Subscriber shall deliver and pay to the Company, by wire transfer of immediately available funds to the account specified in advance by the Company, the Initial Subscription Price or the Subsequent Subscription Price, as applicable.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Subscriber as of each Closing as follows:
2.1.            Organization and Good Standing.  The Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and to carry on its business as now conducted.
2.2.            Authority; Execution; Enforceability.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, by the Company have been duly authorized by all requisite action on the part of the Company and no other action on the part of the Company is necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.  Assuming the due authorization, execution and delivery of this Agreement by all other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and (y) general principles of equity.  The Company has all requisite power and authority to issue the Sale Shares in accordance with this Agreement
2.3.            No Conflicts.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under any material agreement, instrument, permit, franchise, license, law, regulation, judgment or order applicable to the Company.
2.4.            Consents and Approvals.  Assuming the accuracy of the representations and warranties made by the Subscriber in Article IV, no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, approvals or authorizations required to be obtained by the Company from any governmental authority or any other person under any contract, agreement or other obligation to which the Company is party or by which its assets are bound, in connection with the valid execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement or the issuance of the Sale Shares by the Company in accordance with this Agreement, in each case except for such notices, reports, registrations, other filings, consents, approvals or authorizations the failure of which to make or obtain, individually or in the aggregate, are not material to the Company's ability to perform its obligations hereunder and would not be reasonably likely to prohibit or restrict or delay, in any material respect, the performance by the Company of its obligations hereunder or the issuance of the Sale Shares by the Company in accordance with this Agreement.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER
The Subscriber hereby represents and warrants to the Company as of each Closing as follows:
3.1.            Organization and Good Standing.  The Subscriber (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and to carry on its business as now conducted.
3.2.            Authority; Execution; Enforceability.  The Subscriber has all requisite capacity, power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby has been duly authorized by all requisite action on the part of the Subscriber, and no other action on the part of the Subscriber is necessary for the execution, delivery and performance of this Agreement by the Subscriber or the consummation of the transactions contemplated hereby or thereby.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and (y) general principles of equity.
3.3.            No Conflicts.  The execution, delivery and performance of this Agreement by the Subscriber do not, and the consummation of the transactions contemplated hereby and thereby by the Subscriber will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under any agreement, instrument, permit, franchise, license, law, regulation, judgment or order applicable to the Subscriber.
3.4.            Purchase Entirely for Own Account. The Subscriber represents that the Sale Shares will be acquired for investment by the Subscriber for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Subscriber further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party, with respect to any of the Sale Shares.
3.5.            Investment Experience. The Subscriber can bear the economic risk of the total loss of its investment in the Sale Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares.
3.6.            Accredited Investor. The Subscriber is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").
3.7.            Restricted Securities. The Subscriber understands that the Sale Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act, except in certain limited circumstances. The Subscriber is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act
3.8.            Reliance on Exemptions. The Subscriber understands that the Sale Shares are being offered and sold in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Subscriber's compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Subscriber contained in this Agreement in order to determine the availability of such exemptions and the eligibility of Subscriber to acquire the Sale Shares.
ARTICLE IV

 MISCELLANEOUS
4.1.            Entire Agreement; Amendments.  This Agreement, the Annexes and other documents referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, restated, modified or supplemented except by a written instrument signed by all parties hereto.  Until such an amendment is signed by all such parties, any other agreements, understandings, written or oral promises or representations at odds with the terms of this Agreement shall be of no effect and shall not in any way be binding upon the parties hereto.
4.2.            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) when delivered by facsimile or electronic transmission with confirmation of delivery, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to the Company:

SFX Entertainment, Inc.
902 Broadway, 15th Floor
New York, New York 10010
Attention:  Richard Rosenstein
Fax No.:  (646) 417-7393

with a copy (which shall not constitute notice) to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Michael J.W. Rennock
Fax No.:  (212) 506-3950

If to Subscriber:

Sillerman Investment Company III LLC
902 Broadway, 15th Floor
New York, NY 10010
Attn:  Robert F. X. Sillerman

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter
Fax No.:  (212) 859-4000
Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
4.3.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party to this Agreement may assign its rights or delegate its obligations under this Agreement prior to the Closing without the express prior written consent of the other parties to this Agreement.  Following the Closing, the Company may assign any of its rights hereunder, but no such assignment shall relieve the Company of its obligations hereunder.
4.4.            Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
4.5.            Certain Expenses.  Each party hereto shall bear its own costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement; provided, that the Company shall reimburse the Subscriber for all out of pocket legal fees incurred in connection with the transactions contemplated hereunder.
4.6.            Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
4.7.            Execution in Counterparts.  This Agreement may be executed in counterparts, including by facsimile transmission or other electronic means, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
4.8.            Further Assurances.  Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (c) the execution and delivery of such instruments, and the taking of such other actions, as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.
4.9.            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws or choice of law provisions or principles.  By the execution and delivery of this Agreement, the Company and the Subscriber submits to the exclusive personal jurisdiction of any state or federal court sitting in the in the State of Delaware, in any suit or proceeding arising out of or relating to this Agreement.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.10.            No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors and permitted assigns any right, benefit or remedy under or by reason of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.
COMPANY:

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein

Name:	Richard Rosenstein
Title:	CFO

SUBSCRIBER:

SILLERMAN INVESTMENT COMPANY III LLC

By:	/s/ Robert F. X. Sillerman

Name:	Robert F. X. Sillerman
Title:	Manager and Sole Member

ANNEX A

Certificate of Designations, Rights and Preferences of the Series A Preferred Stock

CERTIFICATE OF DESIGNATIONS, RIGHTS AND
PREFERENCES OF THE SERIES A PREFERRED STOCK

OF

SFX ENTERTAINMENT, INC.

TO BE DESIGNATED
SERIES A PREFERRED STOCK

SFX Entertainment, Inc., a Delaware corporation (the "Corporation"), pursuant to the authority conferred on the Board of Directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law ("DGCL"), certifies that the Board of Directors duly adopted the following resolution by unanimous written consent dated September 17, 2015, providing for the establishment and issuance of a series of Preferred Stock, par value $0.001 per share, to be designated "Series A Preferred Stock" and to consist of 540 shares as follows:
RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 540 shares, to be designated "Series A Preferred Stock" (the "Series A Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:
Section 1.                          Designation and Amount.  The shares of such series shall be designated as "Series A Preferred Stock."
Section 2.                          Dividends and Distributions.
(A)            From and after the Date of Issuance of any shares of Series A Preferred Stock through the Accretion Target Date (as defined below), cumulative dividends on such shares of Series A Preferred Stock shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis at the rate of 29.5% per annum on the sum of the Liquidation Value thereof plus all accrued and accumulated dividends thereon.  The "Accretion Target Date" shall be the first date upon which the aggregate Liquidation Value and accrued and accumulated dividends on the outstanding shares of Preferred Stock is equal to $53,000,000.   From and after the Accretion Target Date, cumulative dividends on the outstanding shares of Series A Preferred Stock shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis at the rate of 9.0% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon.  Dividends accrued and accumulated prior to the Accretion Target Date shall not be paid until after the Accretion Target Date.  Dividends accrued and accumulated after the Accretion Target Date shall be paid in cash or, with the consent of the holders of a majority of the Series A Preferred Stock, shares of Common Stock (as defined below) with a value equal to the dividends then due (valued at the last reported bid price of the Common Stock on the day immediately preceding the date on which such dividend payment becomes due), on the last day of March, June, September and December of each calendar year (each such date, a "Dividend Payment Date").  Notwithstanding anything in this Section 2(A) to the contrary, if any issuance of Common Stock pursuant to this Section would, in the good faith judgment of the Corporation, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635, then the number of shares to be issued shall be reduced to a number of shares of Common Stock equal to 19.99% of the total number of shares of Common Stock outstanding as of the date of applicable calculation.  Unless the prior written consent of holders of a majority of the shares of Series A Preferred Stock is obtained, all accrued and accumulated dividends on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions, repurchases or redemptions are made, on or of any Junior Securities.  "Liquidation Value" means, with respect to any share of Series A Preferred Stock on any given date, $100,000.00.  "Date of Issuance" means, for any share of Series A Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share of Series A Preferred Stock). "Junior Securities" means, collectively, the common stock, par value $0.001 per share (the "Common Stock") of the Corporation and any other class of equity securities of the Corporation that is junior to the Series A Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up).  "Series B Preferred Stock" means, collectively, the shares of Series B Preferred Stock of the Corporation issued on September 16, 2015.
(B)            Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series A Preferred Stock held by each such holder.
Section 3.                          Voting Rights.  The holders of Series A Preferred Stock shall have no voting rights other than those voting rights prescribed by law or set forth in this Certificate of Designations, Rights and Preferences.
Section 4.                          Certain Restrictions.
(A)            Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not, without the prior written consent of holders of a majority of the shares of Series A Preferred Stock:
(i)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Junior Securities, other than in accordance with and pursuant to definitive agreements in effect prior to the  first Date of Issuance hereunder;
(ii)            declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or
(iii)            redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of Junior Securities.
(B)            The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
(C)            Other than the Series B Preferred Stock, the Corporation shall not, without the prior written consent of holders of a majority of the shares of Series A Preferred Stock, create, authorize or issue any shares of stock ranking on a parity with, or senior to, in each case either as to dividends or upon liquidation, dissolution or winding up, the Series A Preferred Stock.
Section 5.                          Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6.                          Liquidation, Dissolution or Winding Up.
(A)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared).
(B)            If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5, (a) the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of shares of Junior Securities.
(C)            In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board of Directors approves such action, or no later than ten (10) days of any stockholders' meeting called to approve such action, or within ten (10) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.
(D)            Without the written consent of the holders of all the outstanding shares of Series A Preferred Stock, the Corporation shall not consummate any voluntary Liquidation of the Corporation unless the holders of Series A Preferred Stock receive cash, new securities or other property contemplated in connection therewith by this Section 6.
(E)            The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding shares of Series A Preferred Stock.
Section 7.                          Certain Transactions.
(A)            The Corporation shall not enter into, consummate, approve or recommend any proposed transaction (or any agreement with respect thereto) that results or would result in a Change of Control unless (i) either (x) such transaction is approved by a vote, or by consent, of the holders of a majority of the outstanding shares of Series A Preferred Stock, or (y) the acquiror in such Change of Control (the "Acquiror") agrees to purchase each share of Series A Preferred Stock then outstanding for cash at the Liquidation Value of each such share of Series A Preferred Stock, plus all unpaid accrued and accumulated dividends on such share (whether or not declared) and (ii) any such Change of Control is conditioned upon the consummation of such purchase by the Acquiror and such purchase shall occur simultaneously with the consummation of the Change of Control.
(B)            For purposes hereof, "Change of Control" means (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) (other than Robert Sillerman and his affiliates) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Corporation becomes a subsidiary of another corporation and in which the stockholders of the Corporation, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or (ii) the consummation of (1) a merger or consolidation of the Corporation with another corporation or other entity where the stockholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation or other surviving entity would be entitled in the election of directors; or (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
Section 8.                          Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, and participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.
Section 9.                          Ranking.  With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of the Series A Preferred Stock shall rank senior to all Junior Securities and junior to the Series B Preferred Stock.
Section 10.                        General.  Notwithstanding anything to the contrary herein, any obligation of the Corporation to take any action specified herein with respect to shares of Series A Preferred Stock in the event of a Liquidation or Change of Control shall be subject to the prior compliance by the Corporation of any obligation it then has to make a Change of Control Offer (as defined in Section 4.11 of the Indenture dated as of February 4, 2014 among the Corporation, the Guarantors named therein and U.S. Bank National Association, as Trustee and Collateral Agent), it being understood that nothing in this Section 10 shall relieve the Corporation of its obligations under Section 7 subject to compliance with such Indenture on the earliest date practicable.
Section 11.                        Amendment.  At any time any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be further amended, by merger, consolidation or otherwise, in any manner which would alter or change the powers, preferences or rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.
IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Designations, Rights and Preferences and do affirm the foregoing as true under the penalties of perjury this 17th day of September, 2015.
SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein

Name:	Richard Rosenstein
Title:	Chief Financial Officer